                                                                      Exhibit 11
                                                                      ----------

                   COMPUTATION OF NET LOSS PER COMMON SHARE

                               MGI PHARMA, INC.

                                  (unaudited)

The following information is required in computations of primary and fully diluted loss per common share for each period:


                          Three Months Ended          Nine Months Ended
                            September 30,               September 30,
                       -------------------------   -------------------------
                          1996          1995          1996          1995
                       -----------   -----------   -----------   -----------

Loss:
  Net loss             $(1,982,652)  $(1,791,242)  $(4,041,024)  $(4,611,612)

Common shares:
  Adjusted weighted
     shares
     outstanding (a)    13,096,384    12,730,612    12,893,031    12,430,110

Loss per common share:
  Net loss             $     (0.15)  $     (0.14)  $     (0.31)  $     (0.37)

(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.